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                                                                   EXHIBIT 10.4

                       AGREEMENT REGARDING NON-DISCLOSURE
                           OF CONFIDENTIAL INFORMATION
                               AND NON-COMPETITION

                  1.       INTRODUCTION.

                  The Chromaline Corporation ("Chromaline") and the undersigned Employee acknowledge that the Employee has certain information as defined in
Section 2. Employee recognizes that the Confidential Information is a business assets of Chromaline, the value of which can only be protected by maintaining the secrecy of the confidential information. Employee further acknowledges that in the course of his employment by Chromaline, Employee has established personal contacts and relationships with Chromaline's customers and that such personal contacts and relationships are valuable business assets of Chromaline.

                  Employee, therefore, enters into this agreement in consideration of compensation to be paid to Employee in the following manner:
$20,000 in 1998, $30,000 in 1999, $24,500 in 2000, $24,500 in 2001, and $24,500
in 2002. Payment will be made quarterly. Employee and Chromaline, intending to be legally bound, agree as follows:

                  2.       DEFINITIONS

                  a. CHROMALINE means The Chromaline Corporation, its successors in interest, and all of its parent, subsidiary or affiliate corporations and the operating divisions thereof.

                  b. CONFIDENTIAL INFORMATION means any information that Employee learned or developed during the course of employment with Chromaline that derives independent economic value from not being generally known, or not being readily ascertainable by proper mans, by other persons who can obtain economic value from the disclosure or use of such information. Such information includes, but is not limited to, Chromaline's sales and marketing information, information about new or future products, lists of Chromaline's customers and information about customer purchases and preferences, information regarding research and development, manufacturing processes or management systems and any other information which provides Chromaline with a competitive advantage.

                  c. CHROMALINE PRODUCT means any actual projected product, product line or service that has been designed, developed, manufactured, marketed or sold by Chromaline during Employee's employment with Chromaline or regarding which Chromaline has conducted or acquired research and development during Employee's employment with Chromaline.

                  d. COMPETITIVE PRODUCT means any actual or projected product, product line or service that has been or is being designed, developed, manufactured, marketed


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         or sold by anyone other than Chromaline which performs similar functions or is used for the same general purposes as a Chromaline product.

                  e. SOLICITATION OF SALES includes providing information or conducting demonstrations in anticipation of sales as well as other acts of service including, but not limited to, delivery and maintenance.

                  f. CHROMALINE CUSTOMER means any person or entity with whom Employee has contact of any sort for the purpose of selling, marketing, promoting or servicing any Chromaline Product during the time Employee was employed by Chromaline.

                  3.       NON-COMPETITION.

                  During the period of time from termination of employment through December 31, 2002, Employee will not directly or indirectly participate in or support the sale, solicitation of sale or marketing of any Competitive Product.

                  Employee will not, for whatever reason, induce or attempt to induce any Chromaline employee for whom Employee had managerial or supervisory responsibilities to leave his or her employment with Chromaline. Such prohibition includes all acts of recruitment including offering employment, seeking expressions of an interest in employment or discussing employment opportunities.

                  The restrictions contained in this Section 3 shall apply regardless of whether Employee acts directly or indirectly; or whether Employee acts personally or as an employee, agent, supervisor, manager or otherwise for another.

                  4.       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  Employee agrees not to disclose, in any manner to any person not employed by Chromaline, any Confidential Information. Employee understands that such obligation is not only contractual, but is specified in Minnesota Statute 325C. Within 24 hours of termination of employment, Employee agrees to return to Chromaline all originals and copies of documents containing confidential information as well as all documents generated by Employee on behalf of Chromaline and all documents relating to the business of Chromaline from any source whatsoever.

                  5.       INJUNCTIVE RELIEF.

                  Employee agrees that Chromaline's remedy at law for breach of this Agreement is inadequate. Chromaline, therefore, shall be entitled to injunctive relief to enforce the terms of this Agreement, in addition to any other remedy Chromaline might have.

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                  6.       SEVERABILITY.

                  The invalidity of any portion of this Agreement shall not impair or affect enforceability of the remainder. If any of these restrictions is determined to be unenforceable as to duration or extent, or for any reason whatsoever, such restriction shall be effective for such period of time and for such extent as it may be enforceable.

                  7.       PRIOR AGREEMENTS.

                  This Agreement and any prior non-compete and non-disclosure agreements signed by Employee in connection with his employment at Chromaline shall constitute a single agreement. In case of conflict between any provision of this Agreement and any provision of any other such agreement, the provisions of this Agreement shall control. If the provisions of this agreement are determined to be unenforceable as written, then they shall be interpreted in accordance with Section 6 (Severability) to make them enforceable to the maximum extent provided by law. If the provisions of this Agreement so selected are determined to be unenforceable in their entirety and cannot be revised pursuant to Section 6 (Severability) to make them enforceable, then such provisions shall give way to the most restrictive provision in any other such agreement which covers the same issues and which is enforceable. There are no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth in this Agreement and the prior non-compete and non-disclosure agreements (if any) signed by Employee.

                  8.       NON-EMPLOYMENT AGREEMENT.

                  This agreement is not an employment contract and does not give Employee any right to continued employment.

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                  9.       GOVERNING LAW/CONSENT TO PERSONAL JURISDICTION.

                  This agreement will be construed and enforced in accordance with the laws of the State of Minnesota. Employee hereby consents to the exercise of personal jurisdictions over him by the courts of the State of Minnesota.

Dated:  July 22, 1998                    THE CHROMALINE CORPORATION



                                         By  /s/ William Ulland
                                             -----------------------------
                                             Its Chairman

Dated:  July 22, 1998                    /s/ Thomas L. Erickson
                                             -----------------------------
                                                    Employee



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